Exhibit 10.46
SCHERING-PLOUGH CORPORATION
EXECUTIVE LIFE INSURANCE
DIRECT PAYMENT PROGRAM
(amended and restated as of November 4, 2009)

SCHERING-PLOUGH CORPORATION
EXECUTIVE LIFE INSURANCE
DIRECT PAYMENT PROGRAM
     WHEREAS, Schering Corporation (Schering-Plough Corporation prior to November 4, 2009 (“Schering-Plough” or the “Company”) maintains the Schering-Plough Corporation Executive Life Insurance Direct Payment Program” (the “Direct Payment Plan”) as a component program under the Schering Corporation Employees’ Benefit Trust to provide certain executives who are Eligible Employees with life insurance benefits; and
     WHEREAS, the Direct Payment Plan was amended and restated as of December 16, 2008, in order to comply with the applicable requirements of the Internal Revenue Code of 1986, as amended (the “Code”), including Code section 409A and the Employee Retirement Income Security Act of 1974, as amended; and
     WHEREAS, as a result of the closing of the transactions contemplated by the Agreement and Plan of Merger, dated March 8, 2009, by and among Merck & Co., Inc., Schering-Plough, SP Merger Subsidiary One, Inc. and SP Merger Subsidiary Two, Inc. (the “Merck Merger”), Schering-Plough desires to further amended the Direct Payment Plan.
     NOW, THEREFORE, Schering-Plough hereby adopts this amended and restated Direct Payment Plan, effective November 4, 2009, as set forth herein:
ARTICLE I
DEFINITIONS
     The following words and phrases as used in the Direct Payment Plan shall have the following meanings, unless a different meaning is clearly contemplated by context:
1.1	“Cause” shall mean the definition prescribed in the current employment agreement, if any between the Participant and the Participant’s Employer or, in the absence of such definition shall mean a “Termination for Cause” as defined in the Schering-Plough Corporation 2006 Stock Incentive Plan or successor thereto.

1.2	“Committee” shall mean the Merck & Co., Inc. Global Benefits and Compensation Oversight Committee or its delegate.

1.3	“Company” shall mean Schering Corporation (Schering-Plough Corporation prior to November 4, 2009), and any successor.

1.4	“Company-Provided Coverage” shall mean the Insurance Contract, the premiums of which are paid by the Company pursuant to this Direct Payment Plan.

1.5	“Direct Payment Plan” shall mean the Schering-Plough Executive Life Insurance Direct Payment Program a component plan of the Schering Corporation Employees’ Benefit Trust.

1.6	“Effective Date” shall mean December 16, 2008.

1.7	“Eligible Employee” shall mean an Employee who the Company designates as eligible to participate in the Direct Payment Plan.

1.8	“Employee” shall mean any individual employed by an Employer and classified by the Employer as a common law employee.

1.9	“Employer” shall mean the Company, its parent, or any affiliate or subsidiary; provided, that, Merck Sharp & Dohme Corp. and its direct or indirect subsidiaries shall not be treated as an Employer.

1.10	“Insurance Company” shall mean the entity through which the Insurance Contracts are purchased.

1.11	“Insurance Contract” shall mean the insurance policy issued to each Participant by the Insurance Company.

1.12	“Participant” shall mean any Eligible Employee who is participating in the Direct Payment Plan.

1.13	“Plan Administrator” shall mean the Company.

1.14	“Plan Service” shall mean a Participant’s number of years of continuous employment from the date an Eligible Employee becomes a Participant.

1.15	“Plan Year” shall mean the consecutive twelve month period beginning on January 1 and ending on December 31 of each year.

1.16	“Supplemental Coverage” shall be given the meaning set forth in Article III.

1.17	“Vesting Participant” shall be given the meaning set forth in Article II.
ARTICLE II
ELIGIBILITY REQUIREMENTS
2.1	Initial Eligibility.
(i)	The Company shall designate each Employee eligible to participate in the Plan. Notwithstanding the foregoing, effective as of January 1, 2008, no additional Employees shall become eligible to participate in the Plan.

(ii)	The Plan Administrator shall decide, in its sole and absolute discretion, all questions regarding the eligibility of an Employee to participate in the Direct Payment Plan.
2.2	Participation. An Eligible Employee shall become a Participant upon (A) the acceptance by the Company and the Insurance Company of the completed enrollment forms, which may be offered in an electronic format, in accordance with procedures established and uniformly applied by the Plan Administrator or its delegate, and (B) the satisfaction of the Insurance Company requirements, including but not limited to being “actively-at-work” upon the time specified by the Insurance Company.

2.3	Vesting and Termination of Participation.
(i)	Vested Participant. A Participant shall become a Vested Participant upon reaching age 55 and competing five years of Plan Service. A Participant who terminates employment after becoming disabled within the meaning of the Schering-Plough Long-Term Disability (LTD) Plan shall be a Vested Participant without regard to age or years of Plan Service. Notwithstanding the foregoing, if a Participant’s employment is terminated following the effective date of the Merck Merger, but prior to December 31, 2010, under circumstances entitling the Participant to severance benefits under the applicable plan, program, policy, agreement or arrangement providing severance benefits to such Participant, the Participant will receive additional age and service credit as if such Member had remained employed through December 31, 2010 for purposes of determining whether the Participant has achieved (a) five years of Plan Service and/or (b) age 55.

(ii)	Termination of Participation. Except as otherwise provided in paragraph (i) of this Section 2.3, a Participant whose employment terminates for any reason prior to becoming a Vested Participant or who the Participant’s Employer Company terminates at anytime for Cause shall immediately cease to be a Participant.
2.4	Withdrawal of Cash Value. A Participant who exercises any rights to take a withdrawal or loan from the cash value of the policy underlying the Company-Provided Benefit shall immediately cease to Participate regardless of employment status or whether or not the Participant previously vested.
ARTICLE III
BENEFITS AND CONTRIBUTIONS
3.1	Company-Provided Coverage. The Company will pay the annual premiums for the Company-Provided Coverage, subject to the terms and conditions of this Direct Payment Plan, each Participant’s Insurance Contract in effect from time to time, and such other conditions as determined by the Insurance Company. Notwithstanding anything set forth herein to the contrary, at no time shall a Participant be entitled to acceleration of the Company paid premiums.

3.2	Life Insurance Product and Benefit. Each Participant shall be named as the owner of the Insurance Contract, and shall have all rights, privileges and duties of an owner as set forth in the Insurance Contract, including the death benefits of such Insurance Contract. All rights as owner of the Insurance Contract will be exercisable without the consent or involvement of the Company, except as may be limited in this Directed Payment Plan Document.

3.3	Vested Participants. The Company shall pay premium payments for a Vested Participant until the later of (A) the date on which the Vested Participant attains age 65, or (B) the date on which fifteen (15) annual premium payments for Company-Provided Coverage have been made to the Insurance Company by the Company on the Vested Participant’s behalf. Notwithstanding the previous sentence, no premium payment shall be made after the date of the Participant’s death.

3.4	Termination of Company-Provided Coverage. The Company shall cease paying premium payments for (i) a non-vested Participant upon such Participants’ termination of employment, (ii) any Participant terminated by an Employer for Cause, and (iii) a Participant who takes a withdrawal or loan from the cash value of the policy underlying the Company-Provided Coverage. In addition, notwithstanding any other provisions of this Direct Payment Plan, if an Employer determines that a Participant engages in conduct that constitutes Cause at any time while the Participant was employed or after the Participant’s termination of employment, then the Company shall immediately cease paying premium payments.

3.5	Additional Coverage. A Participant may elect to purchase from the Insurance Company an additional amount of life insurance coverage equal to 50% of Company-Provided Coverage (“Supplemental Coverage”), which Supplemental Coverage is subject to full underwriting and issuance as a separate policy.

3.6	Premium Payments. The premiums for Company-Provided Coverage shall be paid by the Company in annual or quarterly installments; provided, however, that in no event shall an individual premium payment be made later than the last day of the Plan Year in which such premium becomes due and payable, or if later, the 15th day of the third calendar month following such date.

3.7	No Guarantee of Benefits. The premiums relating to Company-Provided Coverage shall be projected to provide full coverage as determined by the Insurance Company based on non-smoker mortality charges from the date that such premiums cease to be paid by the Company. The Company does not guarantee any level of insurance benefits.

ARTICLE IV
INSURANCE CONTRACT INCORPORATED BY REFERENCE
4.1	Policy Benefits. The insurance policy benefits are the amount payable by the individual insurance policies issued by the Insurance Company. The Insurance Company pays any life insurance benefits pursuant to the terms of each Insurance Contract as such may be amended from time to time.

4.2	Insurance Company. The Insurance Company shall make all determinations regarding the employee life insurance benefits pursuant to the terms and conditions of the Insurance Contract. The Insurance Contract is incorporated by reference into this Direct Payment Plan document.

4.3	Conflicts. In the event of a conflict between the terms of this Direct Payment Plan document, the summary plan description for the Direct Payment Plan (the “SPD”) or the Insurance Contract in effect from time to time, the Insurance Contract will govern, unless the Insurance Contract does not comply with applicable law, in which case the terms of this Direct Payment Plan and the SPD will apply. The amount paid pursuant to the insurance contract shall be subject to all applicable deductions and offsets, if any, as well as a right to subrogation and reimbursement, provided in the Insurance Contract.
ARTICLE V
FUNDING
     The insurance premiums paid by the Company for Company-Provided Benefits may be paid out of the general assets of the Company or by the Schering-Plough Active Employee Voluntary Employee Benefits Association Trust (the “VEBA Trust”); provided, however, that the payment of premiums will not be made by the VEBA Trust to the extent such payment will violate the nondiscrimination requirements of Code section 505. The Company reserves the right, in its sole discretion, to amend, discontinue, eliminate, limit, or reduce the terms of the Insurance Contract or to change the mechanism for paying the insurance premiums under the Direct Payment Plan at any time.
ARTICLE VI
CLAIMS AND APPEALS PROCEDURES
     Unless otherwise noted below, the terms of the Insurance Contract shall control. This Article VI is intended to supplement the relevant terms of the Insurance Contract.
6.1	The Company, or any committee, person, or persons authorized by the Company, shall be the Plan Administrator for purposes of ERISA. Unless determined otherwise by the Plan Administrator, the Claims Administrator shall be the Insurance Company. In its role as the Claims Administrator, the Insurance Company shall process claims, arrange for the payment of benefits, and perform such other functions as may be delegated to it by the Plan Administrator.

6.2	All claims for life insurance benefits provided pursuant Insurance Contracts with the Insurance Company must be submitted pursuant to the claims and appeals procedures of the Insurance Company, unless such claims and appeals procedure fail to comply with the requirements of ERISA, in which case the claims and appeals procedures set forth in ERISA shall apply. The Insurance Company’s claims and appeals procedures are discussed in detail in the Insurance Contract and individual insurance policies. Any questions about the time, form, and amount of employee death benefits under the insurance coverage are between the Participant and the Insurance Company.

6.3	All claims solely for eligibility to participate and payment of premiums shall be adjudicated by the Plan Administrator and are governed by the claims and appeals procedures of this Direct Payment Plan, as detailed in this Article VI. For the purpose of this section such claims shall be called “Eligibility Claims.”

6.4	All Participant Eligibility Claims must be submitted in writing to the Plan Administrator in a form designated by the Plan Administrator.

6.5	The Plan Administrator has the sole discretionary authority to construe and interpret the Direct Payment Plan and make all determinations of fact regarding eligibility to participate in the Direct Payment Plan. All determinations made by the Plan Administrator shall be conclusive and binding. The Plan Administrator, or to the extent delegation has been made to the Claims Administrator, shall administer this Direct Payment Plan and shall have the power and the duty to take all administrative action and make all administrative decisions necessary or proper to carry out this Direct Payment Plan.

6.6	The Plan Administrator shall be authorized to delegate administrative responsibilities to the Claims Administrator. Without limiting the generality of the foregoing, the Plan Administrator or the Claims Administrator, if responsibility is so delegated, as shall be appropriate shall have the following powers and duties:
(i)	To require any Participant to furnish such information as it may request for the purpose of the proper administration of this Direct Payment Plan as a condition to receiving any benefit under this Direct Payment Plan.

(ii)	To make and enforce such rules, regulations and procedures and prescribe the use of such forms as it shall deem necessary for the efficient administration of this Direct Payment Plan.

(iii)	To interpret and apply the terms and conditions of the Direct Payment Plan.

(iv)	To resolve ambiguities, inconsistencies, and omissions within the Direct Payment Plan.

(v)	To decide all questions concerning this Direct Payment Plan and the eligibility of any Employee to participate in this Direct Payment Plan.

(vi)	To determine each Employee’s compensation, period of employment, and the benefits which shall be payable to any person in accordance with the provisions of this Direct Payment Plan.

(vii)	To appoint such agents, counsel, accountants and consultants as may be necessary to assist in administering the Direct Payment Plan.

(viii)	To make such reports to government agencies and Employees as may be required by ERISA.

(ix)	Full discretionary authority to decide all questions of fact and other questions concerning the Direct Payment Plan, the eligibility or participation of any person under the Direct Payment Plan.
6.7	In any case where the Plan Administrator determines that an Eligibility Claim is actually a claim for benefits provided pursuant to the Insurance Contract, the Plan Administrator shall inform the claimant that it does not have the authority to decide such claim for benefits. The Plan Administrator shall also inform the claimant that he/she must submit such claim to the Insurance Company pursuant to the Insurance Company’s claims and appeals procedures.

6.8	For all Eligibility Claims, the Plan Administrator will notify the claimant of any adverse determination in writing within 90 days after the claim is received. The Plan Administrator may request an additional 90 days, for a total of 180 days, if more time is needed to process your Eligibility Claim. If the Eligibility Claim is extended to 180 days, you will be notified in writing of the reasons why the Plan Administrator requires such an extension. All adverse benefit determinations shall:
(i)	state the reasons why the Eligibility Claim was denied;

(ii)	provide specific reference to the Direct Payment Plan provisions on which the denial is based;

(iii)	identify any additional information which might be necessary to perfect the Eligibility Claim and an explanation of why such information is necessary;

(iv)	provide a description of the Direct Payment Plan’s review procedures and the time limits applicable to such procedures, including the right to receive (upon request and free of charge) reasonable access to, and copies of, all documents, records and other information relevant to the claim and

(v)	a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
6.9	If the Eligibility Claim is denied, the Employee may appeal the initial adverse determination within 60 days of receiving the written notice of denial from the Plan Administrator. The Direct Payment Plan provides for one appeal only. The Employee must submit such an appeal in writing to the Plan Administrator. The Plan Administrator shall provide a written decision on the appeal of an initial adverse determination within 60 days of receiving the written request for appeal from the Employee. Where the Plan Administrator upholds the initial adverse determination, the written decision on appeal shall:
(i)	state the reasons why the appeal of the Eligibility Claim was denied; provide specific references to the Direct Payment Plan provisions on which the denial is based;

(ii)	provide a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

(iii)	provide a statement of the claimant’s right to bring an action under section 502(a) of the Act.
6.10	Failure to timely file an appeal will bar an Employee from any further review of the Eligibility Claim under these procedures or in a court of law. The foregoing claims procedures must be exhausted before any Employee has a right to bring action in a court of law.
ARTICLE VII
AMENDMENT AND TERMINATION OF PLAN
7.1	The Committee reserves the right, in its sole and absolute discretion, to amend this Direct Payment Plan at any time and in any manner. The decision to amend this Direct Payment Plan may be for any reason including, but not limited to, changes in federal or state laws governing benefits plans, including the requirements of the Internal Revenue Code or ERISA, or the provisions of a contract or policy involving a Claims Administrator or Insurance Company.

7.2	The Company or Merck & Co. Inc., reserves the right, in its sole and absolute discretion, to discontinue or terminate the Direct Payment Plan (in whole or in part) at any time. Any amendment, termination, or suspension of this Direct Payment Plan shall not affect benefits payable to Employees which began prior to the date of amendment, termination, or suspension.

ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1	Neither this Direct Payment Plan nor any action taken with respect to it shall confer upon any person the right to be continued in the employment of the Company.

8.2	The provisions of this Direct Payment Plan shall be construed, administered, and enforced according to applicable Federal law to the extent not preempted by federal law, the laws of the State of New Jersey, including its statute of limitations provisions.

8.3	Ownership of each Participant’s individual insurance policy provided for in the Direct Payment Plan may be assigned as provided by the Insurance Contract.

8.4	If the Claims Administrator determines that any Participant entitled to payments under the Insurance Contract is incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for his/her benefit, without responsibility to follow the application of amounts so paid. Payments made pursuant to this Section shall completely discharge the Claims Administrator, the Company, and the Plan Administrator.

8.5	If the Claims Administrator is unable to make payment to any Participant or other person to whom a payment is due under the Insurance Contract because it cannot ascertain the whereabouts of such Participant or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due mailed to the last known address of such Participant or other person as shown on the records of the Company), such payment and all subsequent payments otherwise due to such Participant or other person, to the extent permitted by applicable law., shall be forfeited 18 months after the date such payment first became due.

8.6	All communications in connection with this Direct Payment Plan made by a Participant shall become effective only when duly executed on forms provided by and filed with the Claims Administrator and/or the Plan Administrator, which forms may be remitted in electronic format.

8.7	The Company shall be the sole source of premium payments for any Company-Provided Coverage, and Participants electing Supplemental Coverage shall be the sole source of premium payments relative to such Supplemental Coverage. The Insurance Company shall be the sole source of life insurance benefits under this Direct Payment Plan. No Employee or beneficiary shall have any right to, or interest in, any assets of the Company upon termination of employment or otherwise, except as provided from time to time under this Direct Payment Plan, and then only to the extent of the benefits payable under this Direct Payment Plan to such Employee or beneficiary.

8.8	Employees to whom fiduciary responsibility is delegated under the provisions of this Direct Payment Plan shall be indemnified by the Company and/or Merck & Co., Inc., for all acts or omissions in connection with their fiduciary responsibilities, except for acts or omissions occasioned by their own gross negligence or willful misconduct; and no such Employee shall be liable for the neglect, omissions, or wrongdoing of the agents or counsel of the Plan Administrator, except as provided in ERISA.

8.9	The Direct Payment Plan has the right to recover from a Participant, his estate or dependent’s estate (in the event the estate receives payments from the Direct Payment Plan) any overpayment(s) or mistaken benefit payment(s) made to or on behalf of a Participant or his dependent. At the Plan Administrator’s discretion, the Direct Payment Plan may also recover such mistaken benefit payments or overpayments by reducing future payments due under the Direct Payment Plan to a Participant or his dependent by the amount of the mistaken payments or instituting a legal action to recover the mistaken benefit payments or overpayments.

8.10	Notwithstanding anything to the contrary contained in the Direct Payment Plan, the Plan Administrator or its delegate is expressly empowered to correct any errors. Any such correction may be made retroactively.

8.11	All Company paid premiums shall be subject to Federal income, FICA, and other tax withholding as required by applicable federal, state and local law and shall not be excluded from income pursuant to Code section 79. The Company may require the Participant to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to such premiums or deduct from other wages paid by the Company the amount of any withholding taxes due with respect to the premiums paid. The Participant shall hold the Company harmless from any liability for acting to satisfy the withholding obligation in this manner.

8.12	Headings of Articles and Sections of the Direct Payment Plan are inserted for convenience of reference only. They constitute no part of the Direct Payment Plan and shall not be considered in the construction of the Direct Payment Plan. For purposes of the Direct Payment Plan, words or phrases used herein in the masculine shall be construed to include the feminine or neuter, and vice versa, and words or phrases used in the singular shall be construed to include the plural, and vice versa, wherever necessary for a fair and reasonable understanding.

8.13	Whenever the Company under the terms of the Direct Payment Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority. For purposes of amending the Direct Payment Plan to comply with changes in the federal laws applicable to the Direct Payment Plan, actions by the President shall be considered an action by the Company.

8.14	All provisions of this Direct Payment Plan shall be interpreted and applied in a uniform, nondiscriminatory manner.

8.15	Any provision of this Direct Payment Plan held invalid or unenforceable shall not affect any other provision of the Direct Payment Plan, and the Direct Payment Plan shall be construed and enforced as if such provision had not been included therein.

8.16	Neither the Company, Merck & Co., Inc., nor the Plan Administrator makes any warranty or other representation as to whether or not any premiums or benefit payments received by a Participant hereunder will be treated as excludible from gross income for federal or state income tax purposes.